Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement Amendment No. 1 to Form S-1 (File No. 333-297143) of our report dated March 30, 2026, relating to the financial statements of Los Altos Ventures Corp. (the “Company”) as of December 31, 2025 and for the period from June 2, 2025 (“inception”) through December 31, 2025. Our opinion included an explanatory paragraph as to the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ GRASSI & CO., CPAs, P.C.

Jericho, New York

July 31, 2026